EXHIBIT 10.50

Portions Subject to Confidential Treatment Request Under Rule 406

UNIVERSITY of PENNSYLVANIA

Patent License Agreement

This Patent License Agreement (this “Agreement”) is between The Trustees of the University of Pennsylvania, a Pennsylvania nonprofit corporation (“Penn”), and VGX Pharmaceuticals, Inc (“VGX”), a corporation organized and existing under the laws of the State of Delaware.  This Agreement will become effective on the date on which Penn and VGX have fully executed the Agreement, (the “Effective Date”).

BACKGROUND

Penn owns certain intellectual property developed by Dr. David B. Weiner (“Dr. Weiner”) of Penn’s School of Medicine relating to therapeutic and prophylactic applications of viral constructs.  Penn also owns certain letters patent and/or applications for letters patent relating to the intellectual property.  VGX desires to obtain an exclusive license under the patent rights to exploit the intellectual property.  VGX also desires to fund further research by Dr. Weiner under a separate agreement.  Penn has determined that the exploitation of the intellectual property by VGX is in the best interest of Penn and is consistent with its educational and research missions and goals.

In consideration of the mutual obligations contained in this Agreement, and intending to be legally bound, the parties agree as follows:

1                                         LICENSE

1.1                                 License Grant.  Penn grants to VGX an exclusive, world-wide license (the “License”) to make, have made, use, import, offer for sale and sell Licensed Products in the Field of Use during the Term (as such terms may be defined in Sections 1.2 and 6.1).  The License includes the right to sublicense as permitted by this Agreement.  No other rights or licenses are granted by Penn. Any intellectual property created or conceived during the performance of the Sponsored Research Agreement between Penn and VGX being entered into simultaneously with this Agreement (the “Sponsored Research Agreement”) will be governed by the terms of the Sponsored Research Agreement.

1.2                                 Related Definitions. The term “Licensed Products” means products that are made, made for, used, imported, offered for sale or sold by VGX or its Affiliates or sublicensees and that either (i) in the absence of this Agreement, would infringe at least one claim of the Patent Rights or (ii) use a process or machine covered by a claim of Patent Rights, in either case whether or not the claim is issued or pending.  The term “Patent Rights” means all of Penn’s patent rights represented by or issuing from: (a) the United States patents and patent applications listed in Exhibit A; (b) any continuation, divisional and re-issue applications of (a); and (c) any foreign counterparts and extensions of (a) or (b).  The term “Affiliate” means a legal entity that is controlling, controlled by, or under common control with VGX and that has executed either this Agreement or a written Joinder Agreement agreeing to be bound by all of the terms and conditions of this Agreement.  For purposes of this Section 1.2, the word “control” means (x) the direct or indirect ownership of more than fifty percent (50%) of the outstanding voting securities of a legal entity, (y) the right to receive fifty percent (50%) or more of the profits or earnings of a legal entity, or (z) the right to determine the policy decisions of a legal entity.  The term “Field of Use” means therapeutic and prophylactic use in all applications.

1.3                                 Reservation of Rights by Penn.  Penn reserves the right to use, and to permit other non-commercial entities to use, the Patent Rights for educational and research purposes.

1.4                                 U.S. Government Rights.  The parties acknowledge that the United States government retains rights in intellectual property funded under any grant or similar contract with a Federal agency.  The License is expressly subject to all applicable United States government rights, including, but not limited to, any applicable requirement that products, which result from such intellectual property and are sold in the United States, must be substantially manufactured in the United States.

1.5                                 Sublicense Conditions.  The VGX’s right to sublicense granted by Penn under the License is subject to each of the following conditions:

(a)          In each sublicense agreement, VGX will prohibit the sublicensee from further sublicensing to more than one additional sublicense in any jurisdiction and require the sublicensee to comply with the terms and conditions of this Agreement.

(b)                                 Within thirty (30) days after VGX enters into a sublicense agreement, VGX will deliver to Penn a complete and accurate copy of the entire sublicense agreement written in the English language.  Penn’s receipt of the sublicense agreement, however, will constitute neither an approval of the sublicense nor a waiver of any right of Penn or obligation of VGX under this Agreement.

(c)                                  In the event that VGX causes or experiences a Trigger Event (as defined in Section 7.4), all payments due to VGX from its Affiliates or sublicensees under the sublicense agreement will, upon notice from Penn to such Affiliate or sublicensee, become payable directly to Penn for the account of VGX.  Upon receipt of any such funds, Penn will remit to VGX the amount by which such payments exceed the amounts owed by VGX to Penn.

(d)                                 VGX’s execution of a sublicense agreement will not relieve VGX of any of its obligations under this Agreement.  VGX is primarily liable to Penn for any act or omission of an Affiliate or sublicensee of VGX that would be a breach of this Agreement if performed or omitted by VGX, and VGX will be deemed to be in breach of this Agreement as a result of such act or omission.

2                                         DILIGENCE

2.1                                 Development Plan.  Attached as Exhibit B is an outline of a Development plan. VGX will deliver to Penn, within ninety (90) days after the Effective Date, a copy of a detailed development plan for the Patent Rights (the “Development Plan”).  The purpose of the Development Plan is (a) to demonstrate VGX’s capability to bring the Patent Rights to commercialization, (b) to project the timeline for completing the necessary tasks, and (c) to measure VGX’s progress against the projections. Thereafter, VGX will deliver to Penn an annual updated Development Plan no later than December 1 of each year during the Term.  The Development Plan will include, at a minimum, the information listed in Exhibit B.

2.2                                 VGX’s Efforts.  VGX will use commercially reasonable efforts to develop, commercialize, market and sell Licensed Products in a manner consistent with the Development Plan.

2.3                                 Diligence Efforts.  Until the first commercial sale of the first Licensed Product, VGX will commit financial resources to the development and commercialization of Licensed Products in amounts not less that specified below (“Development Expenditures”) in each 12 month period following the Effective Date.  Development Expenditures shall include all monies spent directly for development of Licensed Product by VGX, its subsidiaries, sub-licensees, business partners and independent contractors in any given year and shall be applied as a credit against due diligence fees due at the end of the year.  In the event that VGX’s total Development Expenditures for Licensed Products in any such 12 month period do not meet or exceed the required minimum, then VGX will pay to Penn the amount of the shortfall.

Year 1	$200,000
Year 2	$250,000
Year 3	$300,000
All years thereafter	$400,000

3                                         FEES AND ROYALTIES

3.1                                 License Initiation Fee.  In lieu of Initiation and License Maintenance fees, VGX will pay to Penn $100,000 upon execution of this Agreement.

3.2                                 Milestone Payments.  In partial consideration of the License, VGX will pay to Penn the applicable milestone payment listed in the table below after achievement of each milestone event for the first Licensed Product.  VGX will provide Penn with written notice within thirty (30) days after achieving each milestone.

MILESTONE	PAYMENT
Filing of an IND Application	$125,000
Enrollment of First Subject in Phase II Clinical Trial	$250,000
Enrollment of First Subject in Phase III Clinical Trial	$375,000
Filing of NDA	$250,000
Receipt of Approval in US, EU or Japan (whichever is first to occur)	$1,500,000

3.3                                 Earned Royalties.  In partial consideration of the License, within 45 days after the end of each calendar quarter, VGX will pay to Penn a royalty of ****** of worldwide Net Sales during the quarter and deliver to Penn a report detailing net sales for the quarter. Such royalty payments shall terminate on a product –by-product and country-by-country basis upon the later of (a) the date which is ten (10) years after the date of the first Sale of such Licensed Product in such country, or (b) in any country in which patent rights exist for any Licensed Product, the date of expiration of the last-to-expire patent in such country, within the definition of Patent Rights, with a valid claim covering the Licensed Product.

3.4                                 Related Definitions.  The term “Sale” means any bona fide transaction for which consideration is received or expected by VGX or its Affiliate or sublicensee for the sale, use, lease, transfer or other disposition of a Licensed Product to a third party.  A Sale is deemed completed at the time that VGX or its Affiliate or sublicensee invoices, ships or receives payment for a Licensed Product, whichever occurs first.  The term “Quarter” means each three-month period beginning on January 1, April 1, July 1 and October 1.  The term “Net Sales” means the consideration received or expected from, or the fair market value attributable to, each Sale, less Qualifying Costs that are directly attributable to a Sale, specifically identified on an invoice or other documentation and actually borne by VGX or its Affiliates or sublicensees.  For purposes of determining Net Sales, the words “fair market value” mean the cash consideration that VGX or its Affiliates or sublicensees would realize from an unrelated buyer in an arms length sale of an identical item sold in the same quantity and at the time and place of the transaction.  The term “Qualifying Costs” means:  (a) customary discounts in the trade for quantity purchased, for prompt payment or for wholesalers and distributors; (b) credits or refunds for claims or returns that do not exceed the original invoice amount; (c) prepaid outbound transportation expenses and transportation insurance premiums; and (d) sales and use taxes and other fees imposed by a governmental agency.

3.5                                 Minimum Royalties.  In partial consideration of the License, VGX will pay to Penn the amount, if any, that the applicable minimum royalty listed in the table below, exceeds VGX’s actual earned royalties under Section 3.3 for each Quarter after the first Sale of a Licensed Product.

QUARTER:	First 8 Quarters	Next 8 Quarters	Next 8 Quarters	All Quarters thereafter
MINIMUM:	******	******	******	******

3.6                                 Sublicense Fees.  In partial consideration of the License, VGX will pay to Penn a sublicense fee of ****** plus the fair market value of all other consideration of any kind, received by VGX from sublicensees during the Quarter. Monies paid to VGX that are specifically targeted to fund research and development or clinical studies, or paid in the form of loans to, or as an equity investment in, VGX, or royalties based upon Sales or Net Sales by the sublicensee are not subject to any payment to Penn, except to the extent and only to the extent such monies are paid to VGX as a substitute, wholly or in part, for a royalty on Sales of Licensed Products or for license initiation, maintenance or other related fees and payments covered by this Agreement.

4                                         TRANSACTION FEE

4.1        VGX shall pay all reasonable documented out-of-pocket expenses of Penn incurred in connection with the negotiation of this Agreement, including legal fees and expenses provided however, that the total amount of such out-of-pocket expenses shall not exceed $5,000. VGX shall pay such expenses directly, within thirty (30) days of presentment of invoices by Penn

5                                         REPORTS AND PAYMENTS

5.1                                 Royalty Reports.  Within forty-five (45) days after the end of each Quarter following the first Sale, VGX will deliver to Penn a report, certified by the chief financial officer of VGX, detailing the calculation of all royalties, fees and other payments due to Penn for such Quarter.  The report will include, at a minimum, the following information for the Quarter, each listed by product, by country:  (a) the number of units of Licensed Products constituting Sales; (b) the gross consideration invoiced, billed or received for Sales; (c) Qualifying Costs, listed by category of cost; (d) Net Sales; (e) the gross amount of any payments and other consideration received by VGX from sublicensees and the amounts of any deductions permitted by Section 3.6; (f) the royalties, fees and other payments owed to Penn, listed by category; and (g) the computations for any applicable currency conversions.  Each royalty report will be substantially in the form of the sample report attached as Exhibit C.

5.2                                 Payments.  VGX will pay all royalties, fees and other payments due to Penn under Sections 2.3, 3.2, 3.3, 3.5, and 3.6 within forty-five (45) days after the end of the Quarter in which the royalties, fees or other payments accrued.

5.3                                 Records.  VGX will maintain, and will cause its Affiliates and sublicensees to maintain, complete and accurate books, records and related background information to verify Sales, Net Sales, and all of the royalties, fees, and other payments due or paid under this Agreement, as well as the various computations reported under Section 5.1.  The records for each Quarter will be maintained for at least five (5) years after submission of the applicable report required under Section 5.1.

5.4                                 Audit Rights.  Upon reasonable prior written notice to VGX, VGX and its Affiliates and sublicensees will provide Penn and its accountants, which accounts are reasonably acceptable to VGX, with access to all of the books, records and related background information required by Section 5.3 to conduct a review or audit of Sales, Net Sales, and all of the royalties, fees, and other payments payable under this Agreement.  Access will be made available: (a) during normal business hours; (b) in a manner reasonably designed to facilitate Penn’s review or audit without unreasonable disruption to VGX’s business; and (c) no more than once each calendar year during the Term (as defined below) and for a period of five (5) years thereafter.  VGX will promptly pay to Penn the amount of any underpayment determined by the review or audit, performed by accountants reasonably acceptable to, plus accrued interest.  If the review or audit determines that VGX has underpaid any payment by five percent (5%) or more, then VGX will also promptly pay the costs and expenses of Penn and its accountants in connection with the review or audit.  In addition, once annual Sales of Licensed Products exceed ****** VGX will conduct, at least once every two (2) years at its own expense, an independent audit of Sales, Net Sales, and all of the royalties, fees, and other payments due or paid under this Agreement.  Promptly after completion of the audit, VGX will provide to Penn a copy of the report of the independent auditors.

5.5                                 Information Rights.  Until the closing of the VGX’s initial public offering, VGX will provide to Penn, at least as frequently as the following reports are distributed to the Board of Directors or management of VGX, copies of:  (a) all Board and managerial reports that relate to the Patent Rights or the Licensed Products. After the closing of the VGX’s initial public offering, VGX will provide to Penn, promptly after filing, a copy of each annual report, proxy statement, 10-K, 10-Q and other material report filed with the U.S. Securities and Exchange Commission.

5.6                                 Currency.  All dollar amounts referred to in this Agreement are expressed in United States dollars.  All payments will be made in United States dollars.  If VGX receives payment from a third party in a currency other than United States dollars for which a royalty or fee is owed under this Agreement, then (a) the payment will be converted into United States dollars at the conversion rate for the foreign currency as published in the eastern edition of the Wall Street Journal as of the last business day of the Quarter in which the payment was received by VGX, and (b) the conversion computation will be documented by VGX in the applicable report delivered to Penn under Section 5.1.

5.7                                 Place of Payment.  All payments by VGX are payable to “The Trustees of the University of Pennsylvania” and will be made to the following addresses:

By Electronic Transfer:	By Check:

Wachovia Bank, N.A.	The Trustees of the University of Pennsylvania
ABA #031-201-467	c/o Center for Technology Transfer
Account No.: 2000030009804	P.O. Box 785546
c/o: CTT/T. Dunn	Philadelphia, PA 19178-5546

5.8                                 Interest.  All amounts that are not paid by VGX when due will accrue interest from the date due until paid at a rate equal to one and one-half percent (1.5%) per month (or the maximum allowed by law, if less).

6                                         CONFIDENTIALITY AND USE OF PENN’S NAME

6.1                                 Confidentiality Agreement.  If VGX and Penn entered into one or more Confidential Disclosure Agreements prior to the Effective Date, then such agreements will continue to govern the protection of confidential information under this Agreement, and each Affiliate and sublicensee of VGX will be bound to VGX’s obligations under such agreements.  If, however, no Confidential Disclosure Agreement has been entered into between VGX and Penn prior to the Effective Date, then in connection with the execution of this Agreement, the parties will enter into a Confidential Disclosure Agreement substantially similar to Penn’s standard form.  The term “Confidentiality Agreement” means all Confidential Disclosure Agreements between the parties that remain in effect after the Effective Date.

6.2                                 Other Confidential Matters.  Penn is not obligated to accept any confidential information from VGX, except for the reports required by Sections 2.1, 5.1, 5.4, and 7.6.  Penn, acting through its Center for Technology Transfer and finance offices, will use reasonable efforts not to disclose to any third party outside of Penn any confidential information of VGX contained in those reports, for so long as such information remains confidential.  Penn bears no institutional responsibility for maintaining the confidentiality of any other information of VGX.  VGX may elect to enter into confidentiality agreements with individual investigators at Penn that comply with Penn’s internal policies.

6.3                                 Use of Penn’s Name.  VGX and its Affiliates, sublicensees, employees, and agents may not use the name, logo, seal, trademark, or service mark (including any adaptation of them) of Penn or any Penn school, organization, employee, student or representative, without the prior written consent of Penn.

7                                         TERM AND TERMINATION

7.1                                 Term.  This Agreement will commence on Effective Date and terminate upon the later of:  (a) the expiration or abandonment of the last patent to expire or become abandoned of the Patent Rights; or (b) ten (10) years after the first Sale of the first Licensed Product if no patent has issued from the Patent Rights (as the case may be, the “Term”).

7.2                                 Early Termination by VGX.  VGX may terminate this Agreement at any time effective upon completion of each of the following conditions:  (a) providing at least sixty (60) days prior written notice to Penn of such intention to terminate; (b) ceasing to make, have made, use, import, offer for sale and sell all Licensed Products; (c) terminating all sublicenses and causing all Affiliates and sublicensees to cease making, having made, using, importing, offering for sale and selling all Licensed Products; and (d) paying all amounts owed to Penn under this Agreement and any Sponsored Research Agreement between Penn and VGX related to the Patent Rights, through the effective date of termination.

7.3                                 Early Termination by Penn.  Penn may terminate this Agreement if:  (a) VGX is more than sixty (60) days late in paying to Penn any amounts owed under this Agreement and does not immediately pay Penn in full, including accrued interest, upon demand (a “Payment Default”); (b) other than a Payment Default, VGX or its Affiliate or sublicensee breaches this Agreement and does not cure the breach within sixty (60) days after written notice of the breach; or (c) VGX or its Affiliate or sublicensee experiences a Trigger Event.

7.4                                 Trigger Event.  The term “Trigger Event” means any of the following:    (a) a material default by VGX under any Sponsored Research Agreement between VGX and Penn related to the Patent Rights (whether entered prior to, contemporaneous with, or subsequent to the Effective Date) that is not cured during any specified cure periods; (b) if VGX or its Affiliate or sublicensee (i) becomes insolvent, bankrupt or generally fails to pay its debts as such debts become due, (ii) is adjudicated insolvent or bankrupt, (iii) admits in writing its inability to pay its debts, (iv) suffers the appointment of a custodian, receiver or trustee for it or its property and, if appointed without its consent, not discharged within thirty (30) days, (v) makes an assignment for the benefit of creditors, or (vi) suffers proceedings being instituted against it under any law related to bankruptcy, insolvency, liquidation or the reorganization, readjustment or release of debtors and, if contested by it, not dismissed or stayed within thirty (30) days; (c) the institution or commencement by VGX or its Affiliate or sublicensee of any proceeding under any law related to bankruptcy, insolvency, liquidation or the reorganization, readjustment or release of debtors; (d) the entering of any order for relief relating to any of the proceedings described in Section 7.4(b) or (c) above; (e) the calling by VGX or its Affiliate or sublicensee of a meeting of its creditors with a view to arranging a composition or adjustment of its debts; (f) the act or failure to act by VGX or its Affiliate or sublicensee indicating its consent to, approval of or acquiescence in any of the proceedings described in Section7.4 (b)– (e) above; (g) failure by

VGX to pay patent counsel pursuant to the terms of a Client and Billing Agreement, if any; or (h) the commencement by VGX of any action against Penn, including an action for declaratory judgment, to declare or render invalid or unenforceable the Patent Rights, or any claim thereof.

7.5                                 Effect of Termination.  Upon the termination of this Agreement for any reason:  (a) the License terminates; (b) VGX and all its Affiliates and sublicensees will cease all making, having made, using, importing, offering for sale and selling all Licensed Products, except to extent permitted by Section 7.6; (c) VGX will pay to Penn all amounts, including accrued interest, owed to Penn under this Agreement and any Sponsored Research Agreement related to the Patent Rights, through the date of termination, including royalties on Licensed Products invoiced or shipped through the date of termination and any sell off period permitted by Section 7.6, whether or not payment is received prior to termination: or expiration of the sell off period permitted by Section 7.6; (d) VGX will, at Penn’s request, return to Penn all confidential information of Penn and provide to Penn one complete copy of all data with respect to Licensed Products generated by VGX during the Term that will facilitate the further development of the technology licensed under this Agreement; and (e) in the case of termination under Section 7.3, all duties of Penn and all rights (but not duties) of VGX under this Agreement immediately terminate without further action required by either Penn or VGX.

7.6                                 Inventory & Sell Off.  Upon the termination of this Agreement for any reason, VGX will cause physical inventories to be taken immediately of:  (a) all completed Licensed Products on hand under the control of VGX or its Affiliates or sublicensees; and (b) such Licensed Products as are in the process of manufacture and any component parts on the date of termination of this Agreement.  VGX will deliver promptly to Penn a copy of the written inventory, certified by an officer of the VGX.  Upon termination of this Agreement for any reason, VGX will promptly remove, efface or destroy all references to Penn from any advertising, labels, web sites or other materials used in the promotion of the business of VGX or its Affiliates or sublicensees, and VGX and its Affiliates and sublicensees will not represent in any manner that it has rights in or to the Patent Rights or the Licensed Products.  Upon the termination of this Agreement for any reason other than pursuant to Section 7.3 (a) or (c), VGX may sell off its inventory of Licensed Products existing on the date of termination for a period of six (6) months and pay Penn royalties on Sales of such inventory within thirty (30) days following the expiration of such six (6) month period.

7.7                                 Survival.  VGX’s obligation to pay all amounts, including accrued interest, owed to Penn under this Agreement will survive the termination of this Agreement for any reason.  Sections 14.10 and 14.11  and Articles 5, 6, 7, 10, 11,and 12 will survive the termination of this Agreement for any reason in accordance with their respective terms.

8                                         PATENT PROSECUTION AND MAINTENANCE

8.1                                 Patent Control.  Penn controls the preparation, prosecution and maintenance of the Patent Rights and the selection of patent counsel, with input from VGX.  If, however, VGX desires a greater degree of control over the Patent Rights, then VGX and Penn will use good faith efforts to enter into a Client and Billing Agreement with patent counsel in substantially in the form attached as Exhibit D.  During the term of the Client and Billing Agreement, VGX will manage the preparation, prosecution and maintenance of the Patent Rights, with input from Penn. In the absence of or upon termination of a Client and Billing Agreement for any reason, control reverts to Penn under the first sentence of this Section 8.1.  For purposes of this Article 8, the word “maintenance” includes any interference negotiations, claims, or proceedings, in any forum, brought by Penn, VGX, a third party, or the United States Patent and Trademark Office, and any requests by Penn or VGX that the United States Patent and Trademark Office reexamine or reissue any patent in the Patent Rights.

8.2                                 Payment and Reimbursement.  Within thirty (30) days after the Effective Date, VGX will reimburse Penn for all historically accrued attorneys fees, expenses, official fees and all other charges accumulated prior to the Effective Date incident to the preparation, filing, prosecution and maintenance of the Patent Rights.  Thereafter, VGX will either pay directly under a Client and Billing Agreement or reimburse Penn for all documented attorneys fees, expenses, official fees and all other charges accumulated on or after the Effective Date incident to the preparation, filing, prosecution, and maintenance of the Patent Rights, within thirty (30) days after VGX’s receipt of invoices for such fees, expenses and charges.  Penn reserves the right to require the VGX to provide a deposit in advance of incurring out of pocket patent expenses estimated by counsel to exceed $2,500.  If VGX fails to reimburse patent expenses under Paragraph 8.2, or provide a requested deposit with respect to a Patent Right, then Penn will be free at its discretion and expense to either abandon such applications or patents related to such Patent Right or to continue such preparation, prosecution and/or maintenance activities, and any patent rights associated with such patent action will be automatically excluded from the term “Patent Rights” hereunder, on a patent by patent or country by country basis, as applicable.

9                                         INFRINGEMENT

9.1                                 Notice.  VGX and Penn will notify each other promptly of any infringement of the Patent Rights that may come to their attention.  VGX and Penn will consult each other in a timely manner concerning any appropriate response to the infringement.

9.2                                 Prosecution of Infringement.  VGX may prosecute any infringement of the Patent Rights at VGX’s expense, including defending against any counterclaims or cross claims brought by any party against VGX or Penn regarding the Patent Rights and defending against any claim that the Patent or Patent Rights are invalid in the course of any infringement action or in a declaratory judgment action.  Penn reserves the right to intervene voluntarily and join VGX in any such infringement litigation.  If Penn chooses not to intervene voluntarily, but Penn is a necessary party to the action brought by VGX, then VGX may join Penn in the infringement litigation.  If VGX decides not to prosecute any infringement of the Patent Rights, then Penn may elect to prosecute such infringement independently of VGX in Penn’s sole discretion.

9.3                                 Cooperation.  In any litigation under this Article 9, either party, at the request and sole expense of the other party, will cooperate to the fullest extent reasonably possible.  This Section 9.3 will not be construed to require either party to undertake any activities, including legal discovery, at the request of any third party, except as may be required by lawful process of a court of competent jurisdiction.  If, however, either party is required to undertake any activity, including legal discovery, as a right of lawful process of a court of competent jurisdiction, then VGX will pay all expenses incurred by VGX and by Penn.

9.4                                 Control of Litigation.  VGX controls any litigation or potential litigation involving the prosecution of infringement claims regarding the Patent Rights in which Penn is not a party, including the selection of counsel, all with input from Penn.  VGX must not settle or compromise any such litigation in a manner that imposes any obligations or restrictions on Penn or grants any rights to the Patent Rights, other than any permitted sublicenses, without Penn’s prior written permission.  Penn controls any litigation or potential litigation involving the prosecution of infringement claims regarding the Patent Rights in which Penn has elected to prosecute the infringement independently of VGX or has voluntarily or involuntarily joined VGX in the infringement litigation, including the selection of counsel, all with input from VGX.  In all instances in which Penn is a party, Penn reserves the right to select its own counsel.  If Penn is involuntarily joined as a party, Penn retains the right to select its own counsel, but VGX will be responsible for all litigation expenditures as set forth in Section 9.5.

9.5                                 Recoveries from Litigation.  If VGX prosecutes any infringement claims either without Penn as a party or with Penn involuntarily joined as a party, then VGX will reimburse Penn for Penn’s litigation expenditures, including any attorneys’ fees, expenses, official fees and other charges incurred by Penn, even if there are no financial recoveries from the infringement action.  VGX will reimburse Penn within thirty (30) days after receiving each invoice from Penn.  After reimbursing Penn for its expenditures, VGX will use the financial recoveries from such claims, if any, (a) first, to reimburse VGX for its litigation expenditures; and (b) second, to retain any remainder but to treat the remainder as either (i) Net Sales for the purpose of determining the royalties due to Penn under Section 3.6 or (ii) sublicense consideration for the purpose of determining the sublicense fees due to Penn under Section 3.10, whichever would result in a larger payment to Penn.  If VGX prosecutes any infringement claims with Penn joined as a voluntary party, then any financial recoveries from such claims will be (x) first, shared between VGX and Penn in proportion with their respective shares of the aggregate litigation expenditures by VGX and Penn; and (y) second, shared equally by VGX and Penn as to any remainder after VGX and Penn have fully recovered their aggregate litigation expenditures.  If Penn prosecutes any infringement claims independent of VGX, then Penn will prosecute such infringement at Penn’s expense and will retain any financial recoveries in their entirety.

10                                  DISCLAIMER OF WARRANTIES

10.1                           Disclaimer.  PENN REPRESENTS AND WARRANTS TO VGX THAT IT HAS THE FULL AUTHORITY TO EXECUTE AND DELIVER THIS LICENSE AGREEMENT; THAT TO THE KNOWLEDGE OF THE CURRENT STAFF OF THE UNIVERSITY OF PENNSYLVANIA CENTER FOR TECHNOLOGY TRANSFER (CTT) AND OFFICE OF THE GENERAL COUNSEL (COLLECTIVELY “CTT/GC”), CTT/GC HAVE RECEIVED NO MATERIAL CLAIM IN WRITING FROM ANY THIRD PARTY CONTESTING THE VALIDITY, ENFORCEABILITY, LICENSABILITY, USE OR OWNERHIP OF ANY SUCH PENN PATENT RIGHTS AND CTT/GC HAVE RECEIVED NO NOTICE IN WRITING OF ANY LOSS OR EXPIRATION OF ANY PART OF PENN PATENT RIGHTS. EXCEPT AS SET FORTH IN THE PREVIOUS SENTENCE, THE PENN PATENT RIGHTS, LICENSED PRODUCTS AND ANY OTHER TECHNOLOGY LICENSED UNDER THIS AGREEMENT ARE PROVIDED ON AN “AS IS” BASIS.  PENN MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF ACCURACY, COMPLETENESS, PERFORMANCE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, COMMERCIAL UTILITY, NON-INFRINGEMENT OR TITLE.

11.                               LIMITATION OF LIABILITY

11.1                           Limitation of Liability.  PENN WILL NOT BE LIABLE TO VGX, ITS AFFILIATES, SUBLICENSEES, SUCCESSORS OR ASSIGNS, OR ANY THIRD PARTY WITH RESPECT TO ANY CLAIM:  ARISING FROM VGX’S USE OF THE PENN PATENT RIGHTS, LICENSED PRODUCTS OR ANY OTHER TECHNOLOGY LICENSED UNDER THIS AGREEMENT; OR ARISING FROM THE DEVELOPMENT, TESTING, MANUFACTURE, USE OR SALE OF LICENSED PRODUCTS.  PENN WILL NOT BE LIABLE TO VGX, ITS AFFILIATES, SUBLICENSEES, SUCCESSORS OR ASSIGNS, OR ANY THIRD PARTY FOR LOST PROFITS, BUSINESS INTERRUPTION, OR INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY KIND.

12.                               INDEMNIFICATION

12.1                           Indemnfication.  VGX will defend, indemnify, and hold harmless each Indemnified Party from and against any and all Liabilities with respect to an Indemnification Event.  The term “Indemnified Party” means each of Penn and its trustees, officers, faculty, students, employees, contractors, and agents.  The term “Liabilities” means all damages, awards, deficiencies, settlement amounts, defaults, assessments, fines, dues, penalties, costs, fees, liabilities, obligations, taxes, liens, losses, lost profits and expenses (including, but not limited to, court costs, interest and reasonable fees of attorneys, accountants and other experts) that are incurred by an Indemnified Party or awarded or otherwise required to be paid to third parties by an Indemnified Party.  The term “Indemnification Event” means any Claim against one or more Indemnified Parties arising out of or resulting from: (a) the development, testing, use, manufacture, promotion, sale or other disposition of any Penn Patent Rights or Licensed Products by VGX, its Affiliates, sublicensees, assignees or vendors or third parties, including, but not limited to, (x) any product liability or other Claim of any kind related to use by a third party of a Licensed Product, (y) any Claim by a third party that the practice of any of the Patent Rights or the design, composition, manufacture, use, sale or other disposition of any Licensed Product infringes or violates any patent, copyright, trade secret, trademark or other intellectual property right of such third party, and (z) any Claim by a third party relating to clinical trials or studies for Licensed Products; (b) any material breach of this Agreement by VGX or its Affiliates or sublicensees; and (c) the enforcement of this Article 12 by any Indemnified Party.  The term “Claim” means any charges, complaints, actions, suits, proceedings, hearings, investigations, claims or demands.

12.2                           Reimbursement of Costs.  VGX will pay directly all Liabilities incurred for defense or negotiation of any Claim or will reimburse Penn for all documented Liabilities incident to the defense or negotiation of any Claim within thirty (30) days after VGX’s receipt of invoices for such fees, expenses and charges.

12.3                           Control of Litigation.  VGX controls any litigation or potential litigation involving the defense of any Claim, including the selection of counsel, with input from Penn.  Penn reserves the right to protect its interest in defending against any Claim by selecting its own counsel, with any attorneys’ fees and litigation expenses paid for by VGX, pursuant to Sections 12.1 and 12.2.

12.4                           Other Provisions.  VGX will not settle or compromise any Claim giving rise to Liabilities in any manner that imposes any restrictions or obligations on Penn or grants any rights to the Penn Patent Rights or the Licensed Products without Penn’s prior written consent.  If VGX fails or declines to assume the defense of any Claim within thirty (30) days after notice of the

Claim, or fails to reimburse an Indemnified Party for any Liabilities pursuant to Sections 12.1 and 12.2 within the thirty (30) day time period set forth in Section 12.2, then Penn may assume the defense of such Claim for the account and at the risk of VGX, and any Liabilities related to such Claim will be conclusively deemed a liability of VGX.  The indemnification rights of the Indemnified Parties under this Article 12 are in addition to all other rights that an Indemnified Party may have at law, in equity or otherwise.

13.                               INSURANCE

13.1                           Coverages.  VGX will procure and maintain insurance policies for the following coverages with respect to personal injury, bodily injury and property damage arising out of VGX’s performance under this Agreement:  (a) during the Term, comprehensive general liability, including broad form and contractual liability, in a minimum amount of $2,000,000 combined single limit per occurrence and in the aggregate; (b) prior to the commencement of clinical trials involving Licensed Products, clinical trials coverage in a minimum amount of $3,000,000 combined single limit per occurrence and in the aggregate; and (c) prior to the Sale of the first Licensed Product, product liability coverage, in a minimum amount of $2,000,000 combined single limit per occurrence and in the aggregate.  Penn may review periodically the adequacy of the minimum amounts of insurance for each coverage required by this Section 13.1, and Penn reserves the right to require VGX to adjust the limits accordingly.  The required minimum amounts of insurance do not constitute a limitation on VGX’s liability or indemnification obligations to Penn under this Agreement.

13.2                           Other Requirements.  The policies of insurance required by Section 13.1 will be issued by an insurance carrier with an A.M. Best rating of “A” or better and will name Penn as an additional insured with respect to VGX’s performance under this Agreement.  VGX will provide Penn with insurance certificates evidencing the required coverage within thirty (30) days after the Effective Date and the commencement of each policy period and any renewal periods.  Each certificate will provide that the insurance carrier will notify Penn in writing at least thirty (30) days prior to the cancellation or material change in coverage.

14.                               ADDITIONAL PROVISIONS

14.1                           Independent Contractors.  The parties are independent contractors. Nothing contained in this Agreement is intended to create an agency, partnership or joint venture between the parties.  At no time will either party make commitments or incur any charges or expenses for or on behalf of the other party.

14.2                           No Discrimination.  Neither Penn nor VGX will discriminate against any employee or applicant for employment because of race, color, sex, sexual or affectional preference, age, religion, national or ethnic origin, handicap, or veteran status.

14.3                           Compliance with Laws.  VGX must comply with all prevailing laws, rules and regulations that apply to its activities or obligations under this Agreement.  For example, VGX will comply with applicable United States export laws and regulations.  The transfer of certain technical data and commodities may require a license from the applicable agency of the United States government and/or written assurances by VGX that VGX will not export data or commodities to certain foreign countries without prior approval of the agency.  Penn does not represent that no license is required, or that, if required, the license will issue.

14.4                           Modification, Waiver & Remedies.  This Agreement may only be modified by a written amendment that is executed by an authorized representative of each party.  Any waiver must be express and in writing.  No waiver by either party of a breach by the other party will constitute a waiver of any different or succeeding breach.  Unless otherwise specified, all remedies are cumulative.

14.5                           Assignment & Hypothecation.  VGX may not assign this Agreement or any part of it, either directly or by merger or operation of law, without the prior written consent of Penn.  Penn will not unreasonably withhold or delay its consent, provided that: (a) at least thirty (30) days before the proposed transaction, VGX gives Penn written notice and such background information as may be reasonably necessary to enable Penn to give an informed consent; (b) the assignee agrees in writing to be legally bound by this Agreement and to deliver to Penn an updated Development Plan within forty-five (45) days after the closing of the proposed transaction; and (c) VGX provides Penn with a copy of assignee’s undertaking.  Any permitted assignment will not relieve VGX of responsibility for performance of any obligation of VGX that has accrued at the time of the assignment.  VGX will not grant a security interest in the License or this Agreement during the Term.  Any prohibited assignment or security interest will be null and void.

14.6                           Notices.  Any notice or other required communication (each, a “Notice”) must be in writing, addressed to the party’s respective Notice Address listed on the signature page, and delivered: (a) personally; (b) by certified mail, postage prepaid, return receipt requested; (c) by recognized overnight courier service, charges prepaid; or (d) by facsimile.  A Notice will be deemed received:  if delivered personally, on the date of delivery; if mailed, five (5) days after deposit in the United States mail; if sent via courier, one (1) business day after deposit with the courier service; or if sent via facsimile, upon receipt of confirmation of transmission provided that a confirming copy of such Notice is sent by certified mail, postage prepaid, return receipt requested.

14.7                           Severability & Reformation.  If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, then the remaining provisions of this Agreement will remain in full force and effect. Such invalid or unenforceable provision will be automatically revised to be a valid or enforceable provision that comes as close as permitted by law to the parties’ original intent.

14.8                           Headings & Counterparts.  The headings of the articles and sections included in this Agreement are inserted for convenience only and are not intended to affect the meaning or interpretation of this Agreement.  This Agreement may be executed in several counterparts, all of which taken together will constitute the same instrument.

14.9                           Governing Law.  This Agreement will be governed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the conflict of law provisions of any jurisdiction.

14.10                     Dispute Resolution.  If a dispute arises between the parties concerning any right or duty under this Agreement, then the parties will confer, as soon as practicable, in an attempt to resolve the dispute.  If the parties are unable to resolve the dispute amicably, then the parties will submit to the exclusive jurisdiction of, and venue in, the state and Federal courts located in the Eastern District of Pennsylvania with respect to all disputes arising under this Agreement.

14.11                     Integration.  This Agreement with its Exhibits and the Sponsored Research Agreement, , contain the entire agreement between the parties with respect to the Patent Rights and the License and supersede all other oral or written representations, statements, or agreements with respect to such subject matter, including but not limited to the Term Sheet.

Each party has caused this Agreement to be executed by its duly authorized representative.

THE TRUSTEES OF THE		VGX PHARMACEUTICALS, INC.

UNIVERSITY OF PENNSYLVANIA

By:	/s/ Michael E. Breton	By:	/s/ J. Joseph Kim
Name:	Michael E. Breton	Name:	J. Joseph Kim
Title:	Assoc Vice Provost	Title:	President/CEO

Address:	Center for Technology Transfer	Address: 450 Sentry Parkway
	University of Pennsylvania	Blue Bell, PA 19422
3160 Chestnut Street, Suite 200
Philadelphia, PA 19104-6283
Attention: Managing Director

Required copy to:	University of Pennsylvania
Office of General Counsel
133 South 36th Street, Suite 300
Philadelphia, PA 19104-3246
Attention: General Counsel

EXHIBIT INDEX

Exhibit A	Patents and Patent Applications in Patent Rights

Exhibit B	Development Plan Outline

Exhibit C	Format of Royalty Report

Exhibit D	Form of Patent Management Agreement

Exhibit A

Patents and Patent Applications in Patent Rights

S4229 – “Improved HIV Vaccines and Methods for Using the Same” was invented by Drs. David Weiner and Jian Yan. It relates to improved HIV vaccines, improved methods for inducing immune responses and for prophylactically and/or therapeutically immunizing individuals against HIV. A US Provisional Patent Application Serial No. 60/833,856 was filed on July 28, 2006

S4253 – HPV and HCV Vaccines and Methods of Using the Same” was invented by Drs. David Weiner and Jian Yan. The invention provides expression optimized sequences for HPV and HCV antigens which are useful in expression constructs such as vaccines, particularly but not limited to DNA vaccines. A US Provisional Patent Application Serial No: 60/833,861 was filed on July 28, 2006.

T4383 – “Consensus Sequences for Influenza Constructs” was invented by Drs. David Weiner and Jian Yan. A US Provisional Patent Application was filed (Serial Number not yet assigned).

Exhibit B

Development Plan Outline

VGX Pharmaceuticals DNA Vaccines Development Plan Outline

Target Activity	Estimated Time
Conduct R&D Studies in Preclinical Animal Models	2Q 2007 – 2Q 2008
Select Lead DNA Vaccine Clinical Candidate	3/4Q 2007
Conduct IND-enabling Animal Toxicity Testing on Lead Candidate	4Q 2007 – 1/2Q 2008
Perform GMP manufacturing of Lead Candidate	4Q 2007 – 1/2Q 2008
File IND on Lead Candidate	2/3Q 2008
Conduct Phase I Clinical Trial for Lead Candidate	4Q 2008 – 3Q 2009
Conduct Phase II Clinical Trial for Lead Candidate	2010-2011 (TBD)
Conduct Phase III Clinical Trial for Lead Candidate	2012-2014 (TBD)
Select Additional or Follow-on Clinical Candidates	2008 –2009

Exhibit C

Royalty Report

INSERT Excel File “10.2 Penn Patent License-Exhibit C Royalty Report 04-16-07”

Exhibit D

Client and Billing Agreement

The Trustees of the University of Pennsylvania (“Penn”), a Pennsylvania non-profit corporation doing business at 3160 Chestnut Street, Suite 200, Philadelphia, PA 19104-6283; and VGX Pharmaceuticals, Inc. (“VGX”), a corporation doing business at 450 Sentry Parkway, Blue Bell, PA 19422, have entered into a License Agreement with respect to certain inventions which are the subject of the patent applications and patents listed in Appendix A hereto, including any continuations, divisions, extensions thereof, and any foreign counterpart patents, applications, or registrations (“Patent Rights”);

Penn has retained the services of Pepper Hamilton LLP (“Law Firm”), with offices at Berwyn, PA 19312-1183, to prepare, file and prosecute the pending patent applications constituting the Patent Rights and to maintain the patents that issue thereon;

Penn, Company and Law Firm, intending to formalize their business relationships, agree as follows:

1.                                       Penn is the owner of the Patent Rights.

2.                                       Company is the licensee of Penn’s interest in the Patent Rights.

3.                                       Penn shall maintain an attorney-client relationship with Law Firm in furtherance of efforts to secure and maintain the Patent Rights.

4.                                       Law Firm will interact directly with Company on all patent prosecution and patent maintenance matters related to the Patent Rights and will copy Penn on all correspondence related thereto.  Company and Law Firm agree to use all reasonable efforts to notify Penn in writing at least thirty (30) days prior to the due date or deadline for any action which could adversely affect the pending status of any patent application within the Patent Rights, the maintenance of any granted patent within the Patent Rights, Penn’s right to file any continuing application or foreign counterpart application based on the Patent Rights, or the breadth of any claim within the Patent Rights.  In any case, Company shall give Penn written notice of any final decision regarding the action to be taken or not to be taken on such matters prior to instructing Law Firm to implement the decision.  Penn reserves the right to countermand any instruction given by Company to Law Firm.

5.                                       Law Firm’s legal services relating to the Patent Rights will be performed on behalf of Penn.  Law Firm shall invoice Company directly for all work relating to the filing, prosecution and maintenance of the Patent Rights and shall provide copies of all invoices to Penn.  Company is responsible for the payment of all charges and fees so invoiced by Law Firm.  Company will pay invoices directly to Law Firm and copy Penn on each payment.

6.                                       To clarify each party’s position with regard to prosecution and maintenance of the Patent Rights, either Penn or Company will notify Law Firm in writing of all decisions to authorize the performance of any desired service(s), which shall be subject to Penn’s right to countermand, as provided in paragraph 4, above.  In the event Penn countermands any decision or instruction of Company, such countermand shall be promptly communicated in writing to Law Firm.

7.                                       This agreement represents the complete understanding of each of the undersigned parties as to the client and billing arrangements defined herein.  Additions or deletions of dockets identified in Appendix A will become effective only by written addendum to Appendix A.  All such additions or deletions of individual patents or applications filed in the US, or as foreign counterparts thereof are considered to be within the terms of this client and billing agreement.

8.                                       Notices and copies of all correspondence relating to the Patent Rights should be sent to the following:

To PENN:	To COMPANY:

Center for Technology Transfer	VGX Pharmaceuticals Inc
University of Pennsylvania	450 Sentry Parkway
3160 Chestnut Street, Suite 200	Blue Bell, PA 19422
Philadelphia, PA 19104-6283	Attn: Chief Executive Officer
Attn: Director, Intellectual Property

To Law Firm:

Pepper Hamilton LLP
Berwyn, PA 19312-1183

ACCEPTED AND AGREED TO:

THE TRUSTEES OF THE		VGX PHARMACEUTICALS INC.
UNIVERSITY OF PENNSYLVANIA

By:	/s/ Michael E. Breton	By:	/s/ J. Joseph Kim

Name:	Michael E. Breton	Name:	J. Joseph Kim

Title:	Assoc Vice Provost	Title:	President/CEO

Date:	4-12-07	Date:	4-16-07

LAW FIRM

By:	/s/ Marc DeLuca

Name:	Marc DeLuca

Title:	Partner

Date:	4/27/07

UNIVERSITY of PENNSYLVANIA

First Amendment to Patent License Agreement

This First Amendment to Patent License Agreement dated June 12, 2008 (this “First Amendment”), is made by and between The Trustees of the University of Pennsylvania (“Penn”) and VGX Pharmaceuticals, Inc. (“Company”) and amends the Patent License Agreement between the parties, effective as of April 16, 2007 (the “License Agreement”).

BACKGROUND

The License Agreement relates to certain intellectual property developed by Dr. David B. Weiner of Penn’s School of Medicine which intellectual property is the subject of patents or patent applications (the “Penn Dockets”). Company desires to add new dockets to the Penn Dockets, to establish license terms for the new dockets and to add terms related to certain combination products.  The parties wish to amend the License Agreement to reflect these changes.

Now, therefore, the parties hereby agree as follows:

1)               Exhibit A to the License Agreement is hereby amended and restated in its entirety, and is replaced by Exhibit A to this Amendment.

2)               Section 3.3 of the License Agreement shall be replaced with the following language:

3.3                    Earned Royalties. In partial consideration of the License, within 45 days after the end of each Quarter, VGX will pay to Penn a royalty of ******of worldwide Net Sales during the quarter; except that VGX will pay to Penn a royalty of ****** worldwide Net Sales of Combination Products.  For the sake of clarity, the royalty on a Combination Product is based on the total Net Sales for such Combination Product, regardless of the number of components or their relative value.  Such royalty payments shall terminate on a product-by-product and country-by-country basis upon the later of (a) the date which is ten (10) years after the date of the first Sale of such Licensed Product or Combination Product in such country, or (b) in any country in which patent rights exist for any Licensed Product, the date of expiration of the last-to-expire patent in such country, within the definition of Patent Rights, with a valid claim covering the Licensed Product.

3)               Section 3.4 of the License Agreement shall be replaced with the following language:

3.4                    Related Definitions. The term “Sale” means any bona fide transaction for which consideration is received or expected by VGX or its Affiliate or sublicensee for the sale, use, lease, transfer or other disposition of a Licensed Product or Combination Product to a third party.  A Sale is deemed completed at the time that VGX or its Affiliate or sublicensee invoices, ships or receives payment for a Licensed Product or Combination Product, whichever occurs first. The term “Quarter” means each three month period beginning on January 1, April 1, July 1 and October 1. The term “Net Sales” means the consideration received or expected from, or the fair market value attributable to, each Sale, less Qualifying Costs that are directly attributable to a Sale, specifically identified on an invoice or other documentation and actually borne by VGX or its Affiliates or sublicensees.  For purposes of determining Net Sales, the words “fair market value” mean the cash consideration that VGX or its Affiliates or sublicensees would realize from an unrelated buyer in an arms-length sale of an identical item sold in the same quantity and at the time and place of the transaction.  The term “Qualifying Costs” means: (a) customary discounts in the trade for quantity purchased or for wholesalers and distributors; (b) credits or refunds for claims or returns that do not exceed the original invoice amount; (c) prepaid outbound transportation expenses and transportation insurance premiums; and (d) sales and use taxes and other fees imposed by a governmental agency.  The term “Combination Products” means products that are made, made for, used, imported, offered for sale or sold by VGX or its Affiliates or sublicensees that contain (a) one or more Licensed Product and (b) one or more active ingredients that are not Licensed Products.

4)               Section 5.1 of the License Agreement shall be replaced with the following language:

5.1                    Royalty Reports. Within forty-five (45) days after the end of each Quarter following the first Sale, VGX will deliver to Penn a report, certified by the chief financial officer of VGX, detailing the calculation of all royalties, fees and other payments due to Penn for such Quarter. The report will include, at a minimum, the following information for the Quarter, each listed by product, by country: (a) the number of units of Licensed Products  constituting Sales; (b) the number of units of Combination Products constituting Sales (c) the gross consideration invoiced, billed or received for Sales; (d) Qualifying Costs, listed by category of cost; (e) Net Sales; (f) the gross amount of any payments and other consideration received by VGX from sublicensees and the amounts of any deductions permitted by Section 3.6; (g) the royalties, fees and other payments owed to Penn, listed by category; and (h) the computations for any applicable currency conversions. Each royalty report will be substantially in the form of the sample report attached as Exhibit C.

5)               A new section 8.3 shall be added after section 8.2 as follows.

8.3                    Within thirty (30) days of the execution date of this First Amendment, VGX will reimburse Penn for all historically accrued attorney fees, expenses, official fees and all other charges accumulated since the first filing of the patent application under dockets S4231, R3791, O2725, L2092 and L2056 incident to the preparation, filing, prosecution and maintenance of the Patent Rights.

6)               In partial consideration of the amendments included in this First Amendment, VGX will pay Penn ****** upon execution hereof.

7)    This First Amendment, together with the License Agreement, constitutes the entire agreement between the parties.  All other terms and provisions of the License Agreement, except as expressly amended by this First Amendment, remain in full force and effect.

IN WITNESS WHEREOF, the parties, intending to be legally bound, have caused this First Amendment to be executed by their duly authorized representatives.

THE TRUSTEES OF THE UNIVERSITY OF PENNSYLVANIA		VGX PHARMACEUTICALS, INC.

By:	/s/ Michael J. Cleare	By:	/s/ J. Joseph Kim

Name: Michael J. Cleare, Ph.D.		Name: J. Joseph Kim, Ph.D.

Title: Associate Vice Provost for Research and Executive Director, Center for Technology Transfer		Title: President and Chief Executive Officer

Date:	6/12/08	Date:	6/16/08